Exhibit 5.2

28 Liberty Street, 41st Floor

New York, NY 10005

D / 212-238-8605

May 8, 2024

Tivic Health Systems, Inc.

25821 Industrial Blvd.

Suite 100

Hayward, CA 94545

Ladies and Gentlemen:

We have acted as special counsel to Tivic Health Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (“Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (File No. 333-278383) (as amended, the “Registration Statement”) relating to the registration by the Company of its securities, consisting of (i) up to 6,666,666 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase up to 6,666,666 shares of Common Stock (the “Pre-Funded Warrants”), (iii) Series A warrants to purchase up to 6,666,666 shares of Common Stock (the “Series A Warrants”), (iv) Series B warrants to purchase up to 9,999,999 shares of Common Stock (the “Series B Warrants” and together with the Series A Warrants, the “Common Warrants”), (v) placement agent warrants to purchase up to 266,666 shares of Common Stock (the “Placement Agent Warrants” and together with the Prefunded Warrants and the Common Warrants, the “Warrants”), and (vi) up to 23,599,997 shares of Common Stock issuable from time to time upon exercise of the Warrants (the “Warrant Shares” and collectively with the Warrants and the Shares, the “Securities”).

The Securities are to be sold by the Company pursuant to a Securities Purchase Agreement, to be entered into by between the Company and the purchasers of the Securities named therein, a Placement Agency Agreement (the “Agency Agreement”) to be entered into by and between the Company and Maxim Group, LLC (“Placement Agent”), and a Warrant Agency Agreement (the “Warrant Agency Agreement”), to be entered into by and between the Company and Equiniti Trust Company (“Equiniti”), pursuant to which the Company will engage Equiniti to serve as an agent and an administrator of the Common Warrants, in the forms most recently filed as Exhibit 10.17, Exhibit 1.1, and Exhibit 4.11, respectively, to the Registration Statement.

The terms “Shares,” “Pre-Funded Warrants,” “Common Warrants,” “Placement Agent Warrants” and “Warrant Shares” shall include any additional securities registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the sale of the Shares, Pre-Funded Warrants, Common Warrants, Placement Agent Warrants and the Warrant Shares.

We, as your special New York counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion each Warrant to be delivered in accordance with the terms of the Securities Purchase Agreement, Warrant Agency Agreement and the Placement Agency Agreement, will be a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinion expressed above, we have assumed that at or prior to the time of the issuance of the Warrants: (i) the Board of Directors of the Company shall have duly established the terms of the Warrants and duly authorized their issuance and such authorization shall not have been modified or rescinded; (ii) the Company is, and shall remain, validly existing as a corporation under the laws of the State of Delaware; (iii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (iv) the Securities Purchase Agreement, the Warrant Agency Agreement and the Placement Agency Agreement to be entered into in connection with the Warrants have been duly authorized, executed and delivered by the Company, and are valid, binding and enforceable agreements; and (v) there shall not have occurred any change in law affecting the validity or enforceability of the Warrants. We have also assumed that the (i) terms of any security whose terms are established subsequent to the date hereof and the issuance, execution, delivery and performance by the Company of any such security (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or public policy or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company and (ii) the Securities Purchase Agreement, the Warrant Agency Agreement and the Placement Agency Agreement will be governed by the laws of the State of New York.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Warrants.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Carter Ledyard & Milburn LLP

Carter Ledyard & Milburn LLP

SJG:gb